 Exhibit 99.1

FOR IMMEDIATE RELEASE

Act II Global Acquisition Corp. to Hold June 15, 2020 Extraordinary General Meeting of Shareholders and Special Meeting of Public Warrant Holders in Hybrid Format

New York, NY and Chicago, IL June 8, 2020 – Act II Global Acquisition Corp. (NASDAQ: ACTT) (“Act II”), a special purpose acquisition company, announced today that, in order to protect the health and safety of its shareholders, warrant holders, directors and community amidst the coronavirus (COVID-19) pandemic, Act II will hold its extraordinary general meeting of shareholders (the “Shareholders Meeting”) and special meeting of public warrant holders (the “Warrant Holders Meeting”) in a hybrid format, which will allow Act II shareholders and warrant holders to attend virtually via live webcast. The Shareholders Meeting and the Warrant Holders Meeting will be held, as originally announced, on Monday, June 15, 2020, at 8:30 a.m. EDT and 8:00 a.m. EDT, respectively, with the physical meetings, for the purposes of Act II’s Amended and Restated Memorandum and Articles of Association, being held at the offices of DLA Piper LLP (US), located at 1251 Avenue of the Americas, New York, New York.

The chairman of the Shareholders Meeting and the Warrant Holders Meeting will still preside at the meetings in person in accordance with Cayman law. However, to minimize risk to its shareholders, warrant holders and community, Act II strongly urges shareholders and warrant holders to attend the Shareholders Meeting and Warrant Holders Meeting remotely through the virtual webcast and discourages anyone from participating in person.

This additional means of voting allows Act II shareholders and warrant holders the opportunity to vote their shares and warrants, respectively, on the date of the Shareholder Meeting and Warrant Holder Meeting, even if they do not wish to attend such meetings in person. Each meeting’s virtual attendance option also provides shareholders and warrant holders the ability to participate and ask questions during their respective meetings.

Attending the Shareholders Meeting by virtual means: To be virtually admitted to the Shareholders Meeting go to www.virtualshareholdermeeting.com/ACTT2020. In order to gain access, shareholders must enter the 16-digit control number found on their proxy card, voting instruction form or notice they previously received. Shareholders who have lost their control number and hold Act II shares through a brokerage, bank or other institutional account with questions on how to obtain a control number to participate in the Shareholders Meeting should contact the financial institution where their shares are held. Online check-in will be available approximately 15 minutes before the meeting starts. All participants should reference the meeting rules of conduct, which will be posted on the virtual meeting site.

Attending the Warrant Holders Meeting by virtual means: To be virtually admitted to the Warrant Holders Meeting go to www.virtualshareholdermeeting.com/ACTTW2020. In order to gain access, warrant holders must enter the 16-digit control number found on their proxy card, voting instruction form or notice they previously received. Warrant holders who have lost their control number and hold Act II warrants through a brokerage, bank or other institutional account with questions on how to obtain a control number to participate in the Warrant Holders Meeting should contact the financial institution where their warrants are held. Online check-in will be available approximately 15 minutes before the meeting starts. All participants should reference the meeting rules of conduct, which will be posted on the virtual meeting site.

Voting by virtual means: Act II shareholders and warrant holders will be able to vote their eligible shares and warrants while attending the virtual meeting by following the instructions on the website at www.virtualshareholdermeeting.com/ACTT2020 for the Shareholders Meeting or www.virtualshareholdermeeting.com/ACTTW2020 for the Warrant Holders Meeting.

As described in the proxy materials for the Shareholders Meeting and Warrant Holders Meeting previously distributed, Act II’s shareholders and warrant holders are entitled to participate in the Shareholders Meeting and Warrant Holders Meeting, respectively, if they were a shareholder or warrant holder, as applicable, on May 1, 2020, the record date, or hold an appropriate legal proxy for the meeting provided by their bank, broker, or other nominee. Whether or not a shareholder or warrant holder plans to attend the Shareholders Meeting or Warrant Holders Meeting, Act II urges its shareholders and warrant holders to vote and submit their proxy in advance of the meeting by one of the methods described in the proxy materials for the Shareholders Meeting and Warrant Holders Meeting. The proxy card included with the proxy materials previously distributed will not be updated to reflect information provided above and may continue to be used to vote each shareholder’s shares and warrant holder’s warrants in connection with the Shareholders Meeting and Warrant Holders Meeting, as applicable.

Redemption deadline. As originally announced, in order for Act II shareholders to exercise their right to redeem all or a portion of their public shares, they must demand in writing that such shares be redeemed for a pro rata portion of the funds held in Act II’s trust account and tender their shares to Act II’s transfer agent, Continental Stock Transfer & Trust Company, prior to 5:00 p.m. EDT, on June 11, 2020 (two business days before the Shareholders Meeting).

Contacts

Scott Van Winkle/Cory Ziskind

ICR

646-277-1200

scott.vanwinkle@icrinc.com; cory.ziskind@icrinc.com

About Act II Global Acquisition Corp.

Act II is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses that completed its initial public offering in April 2019. Act II focuses on companies in the “better for you” sectors, such as consumer packaged goods and other consumables as well as hospitality, including restaurants. The company is led by 25-year organic and natural products industry visionary Irwin D. Simon, Executive Chairman.

About Whole Earth Brands

Following the closing, the combined company will be rebranded as Whole Earth Brands, Inc. (“Whole Earth Brands”). Whole Earth Brands will look to expand its branded products platform through investment opportunities in the natural alternatives and clean label categories across the global consumer product industry. Over time, Whole Earth Brands will look to become a portfolio of brands that Open a World of Goodness™ to consumers and their families.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements, such as projected financial information, may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “will,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include statements about our beliefs and expectations contained herein. Such forward-looking statements with respect to strategies, prospects and other aspects of the businesses of Merisant Company (“Merisant”), Mafco Worldwide LLC (“MAFCO”), Act II or the combined company after completion of the business combination are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those expressed or implied by such forward-looking statements.

These factors include, but are not limited to: (1) potential adverse effects of the ongoing global COVID-19 pandemic; (2) the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement with respect to the business combination; (3) the outcome of any legal proceedings that may be instituted against Act II, the combined company or others following the announcement of the business combination and the definitive agreement with respect thereto; (4) the inability to complete the business combination due to the failure to obtain approval of the shareholders and/or warrant holders of Act II, to obtain financing to complete the business combination or to satisfy conditions to closing in the definitive agreements with respect to the business combination; (5) changes to the proposed structure of the business combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the business combination; (6) the ability to comply with Nasdaq listing standards following the consummation of the business combination; (7) the risk that the business combination disrupts current plans and operations of Merisant and/or MAFCO as a result of the announcement and consummation of the business combination; (8) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with suppliers, obtain adequate supply of products and retain its management and key employees; (9) costs related to the business combination; (10) changes in applicable laws or regulations; (11) the possibility that Merisant, MAFCO or the combined company may be adversely affected by other economic, business, and/or competitive factors; (12) the inability to achieve estimates of expenses and profitability; (13) the impact of foreign currency exchange rates and interest rate fluctuations on results; and (14) other risks and uncertainties indicated from time to time in the Registration Statement on Form S-4 of Act II, including those under “Risk Factors” therein, and other documents filed (or furnished) or to be filed (or furnished) with the Securities and Exchange Commission by Act II. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Merisant, MAFCO and Act II undertake no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information and Where to Find It

In connection with the proposed business combination and warrant amendment, Act II filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 and subsequently mailed the definitive proxy statement/prospectus and other relevant documentation to Act II shareholders and Act II warrant holders. This press release does not contain all the information that should be considered concerning the proposed transaction. It is not intended to form the basis of any investment decision or any other decision with respect to the business combination and the warrant amendment. This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of the federal securities laws.

Act II shareholders, warrant holders and other interested persons are advised to read the proxy statement/prospectus in connection with Act II’s solicitation of proxies for the extraordinary general meeting and special meeting to be held to approve the proposed transaction and the warrant amendment, because these materials contain important information about Merisant Company (“Merisant”), MAFCO Worldwide LLC (“Mafco”) and Act II and the proposed transaction and the warrant amendment.

The definitive proxy statement/prospectus was mailed to Act II shareholders and warrant holders as of the record date, May 1, 2020. Shareholders and warrant holders are also able to obtain a copy of the definitive proxy statement/prospectus, without charge, at the SEC’s website at www.sec.gov or by directing a request to Act II at 745 5th Avenue, New York, NY 10151.

Participants in the Solicitation

Act II, Merisant, Mafco and their respective directors and officers and representatives or affiliates may be deemed to be participants in the solicitation of proxies of Act II shareholders in connection with the business combination and of Act II warrant holders in connection with the warrant amendment. Act II shareholders and Act II warrant holders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of Act II in the Registration Statement on Form S-4 of Act II. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Act II shareholders in connection with the business combination, and to Act II warrant holders in connection with the warrant amendment, are set forth in the proxy statement/prospectus for the business combination and warrant amendment. Additional information regarding the interests of participants in the solicitation of proxies in connection with the business combination and the warrant amendment is included in the proxy statement/prospectus that Act filed with the SEC and other documents furnished or filed with the SEC by Act II.